UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): February 2, 2007
SOUTHWEST BANCORP, INC.
(Exact name of registrant as specified in its charter)

Oklahoma (State or other jurisdiction of incorporation)	000-23064 (Commission file number)	73-1136584 (IRS Employer Identification No)

608 South Main Street, Stillwater, Oklahoma	74074
(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code: (405) 372-2230
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement
     On February 2, 2007, Southwest Bancorp, Inc. (“Southwest”), and its wholly owned subsidiary, Stillwater National Bank and Trust Company (“SNB”), a national bank with its main office in Stillwater, Oklahoma, entered into an Agreement and Plan of Merger (the “agreement”) with Bank of Kansas, a commercial bank with its main office in South Hutchinson, Kansas and Hart Food Stores, Inc. (“HFS”) a Kansas corporation and parent bank holding company of Bank of Kansas. The Agreement calls for the acquisition of HFS and Bank of Kansas by merger for total cash consideration of $15.25 million.
     HFS owns approximately 85% of the outstanding common stock of Bank of Kansas. The Agreement calls for HFS to merge with a newly formed subsidiary of Southwest created for purposes of the merger. In this merger, HFS shares will be converted into the right to receive cash equal to the fair value of the HFS shareholder’s equity. In calculating the fair value, the shares of Bank of Kansas common stock owned by HFS will be valued at $610.00 per share. After the Merger, HFS will be a wholly owned subsidiary of Southwest.
     The agreement also calls for Bank of Kansas to merge with a newly formed interim bank created for purposes of the Bank merger. In the Bank merger, each share of Bank of Kansas stock not owned by HFS, other than any shares as to which dissenters’ appraisal rights have been exercised, will be converted into the right to receive $610.00 per share in cash. After the Bank Merger, Bank of Kansas will be a wholly owned subsidiary of Southwest.
     The mergers are subject to conditions, including regulatory approval; approval by shareholders owning of record at least 95% of the outstanding shares of Bank of Kansas, approval by all of the shareholders of HFS; and other, customary conditions.
     The board of directors of Bank of Kansas has determined that the merger is in the best interests of the bank and its shareholders, and that the merger consideration is fair to Bank of Kansas shareholders. All of the shareholders of HFS have executed a support agreement which provides that they will vote their shares in favor of the merger agreement and the transactions it contemplates and against any other merger or other extraordinary corporate transaction involving HFS or Bank of Kansas.
     The agreement contains customary representations, warranties and covenants, including, among others, covenants by HFS and Bank of Kansas not to (i) solicit proposals relating to any other merger or other extraordinary corporate transaction involving HFS or Bank of Kansas, or (ii) subject to certain exceptions, enter into discussions regarding, or provide material non-public information in connection with, an any other merger or other extraordinary corporate transaction involving HFS or Bank of Kansas.
     The agreement provides for termination rights of the parties under certain circumstances, and further provides that, upon termination of the agreement under specified circumstances, Bank of Kansas or any other acquiror of Bank of Kansas is required to pay to SNB a termination fee of $500,000.
     The above is intended merely as a summary of principal terms of the agreement, and is qualified in its entirety by reference to the full text of the agreement, a copy of which is included as Exhibit 2 to this Form 8-K and is incorporated herein by reference.
Item 8.01 Other Events
     On February 2, 2007, Southwest Bancorp, Inc. issued a press release announcing the execution of the Agreement and Plan of Merger by and among Southwest, Stillwater National Bank and Trust Company, Bank of Kansas, and Hart Food Stores, Inc. as of that day. A copy of that press release is attached as Exhibit 99 and is incorporated herein by reference.
Item 9.01 Financial Statements and Exhibits.
(a)	Financial statements of businesses acquired. Not applicable.

(b)	Pro forma financial information. Not applicable.

(c)	Exhibits:

Exhibit 2	Agreement and Plan of Merger by and among Southwest Bancorp, Inc., Stillwater National Bank and Trust Company, Bank of Kansas, and Hart Food Stores, Inc

Exhibit 99	Press Release dated February 2, 2007
Signatures
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SOUTHWEST BANCORP, INC.
By:	/s/ Rick Green
Rick Green
President and Chief Executive Officer

Dated: February 5, 2007

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